UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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NATIONAL SEMICONDUCTOR CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, October 6, 2006

10:00 a.m.

Building 31, National Semiconductor Corporation Headquarters

955 Kifer Road

Sunnyvale, California 94086

To the owners of common stock of National Semiconductor Corporation:

The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, October 6, 2006 at 10:00 a.m. Pacific Daylight Time in Building 31 of National’s headquarters located at 955 Kifer Road, Sunnyvale, California, for the following purposes:

1.                To elect a Board of nine directors;

2.                To ratify the appointment of KPMG LLP as the independent auditors of the Company; and

3.                To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

The record date for the meeting is the close of business on August 18, 2006 and only the holders of the common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

By Order of the Board of Directors

JOHN M. CLARK III
Secretary
August 28, 2006

Please return your signed proxy card

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ENSURE A QUORUM AND AVOID ADDED COSTS.

PROXY STATEMENT

NATIONAL SEMICONDUCTOR CORPORATION

2900 Semiconductor Drive, P.O. Box 58090

Santa Clara, California 95052-8090

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 6, 2006

GENERAL INFORMATION

This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation, which is asking for your proxy to be used at the annual meeting of stockholders on October 6, 2006, or at any adjournment of the meeting. The annual report, which includes our audited financial statements for the fiscal year ended May 28, 2006, has been mailed to you with or shortly before this proxy statement. The annual report also contains details on our operations and other relevant information. This proxy statement and proxy card will first be sent to stockholders on approximately August 28, 2006.

Proxy Voting Procedures

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against each of our director candidates. You may also vote for or against the other proposal or abstain from voting.

If your shares are held in your name, you can vote by proxy in three convenient ways:

•       Via Internet: go to http://www.computershare.com/expressvote and follow the instructions. You will need to enter the control number printed on your proxy card.

•       By Telephone: call toll-free 1-800-652-VOTE (8683) and follow the instructions. You will need to enter the control number printed on your proxy card.

•       In Writing: Complete, sign, date and return your proxy card in the enclosed envelope.

Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of each of our director candidates and in favor of the proposal to ratify the appointment of KPMG LLP as our independent auditors. If any other matters of which we were not notified by July 13, 2006 are raised at the meeting, we will use our best judgment to vote your proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National’s Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

We pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Copies of the proxy solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. National’s directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York, 10004 a basic retainer fee of $8,500, plus reimbursement of expenses, to help solicit proxies from brokers and nominees. We have also paid Computershare Trust Company, N.A., P.O. Box 43023, Providence, R.I. 02940-3013 a fee of $5,000, plus expenses, to help count proxies.

Attending in Person

IMPORTANT! Only stockholders of record on August 18, 2006 and invited guests may attend the meeting. If you own your shares directly and are listed as a stockholder of record on August 18, 2006, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you were the beneficial owner of the shares on August 18, 2006.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Our Board of Directors believes National has implemented effective corporate governance policies and observes good corporate governance procedures and practices. We have formal principles of corporate governance, charters of our standing Board committees, a Code of Business Conduct and Ethics and procedures for reporting stock trades and other transactions by directors and executive officers. We have reviewed our corporate governance practices and we believe that our existing governance structure, policies and procedures comply with the rules and accepted practices of the SEC and the New York Stock Exchange.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which we believe satisfies the SEC and the New York Stock Exchange rules. The Code applies to our non-employee directors and to all our employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our Code of Business Conduct and Ethics is available, free of charge, on our website at http://www.national.com/invest.

Meetings

The Board of Directors held six meetings during fiscal 2006. All of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of the Board on which they served during fiscal 2006.

Our corporate governance guidelines require the non-management directors to meet regularly in executive session. The Board has appointed Mr. McCracken to serve as the Lead Independent Director and, in that capacity, he coordinates the activities of non-management directors, serves as the principal liaison between the non-management directors and the chairman, and presides over the executive sessions of the non-management directors. We have instituted a procedure through which interested parties can make their concerns known to the non-management directors either individually, or as a group. These procedures are available on our website at http://www.national.com/invest.

We invite our Board members to and expect them to attend the annual stockholders meeting, it being understood that sometimes a director may have to miss the meeting for a valid reason. All of our directors except two attended our 2005 annual meeting of stockholders.

Director Independence

New York Stock Exchange rules require a majority of our Board of Directors to be independent of the Company and its management. The Board of Directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules established by the New York Stock Exchange. Our Board has affirmatively determined that all of its members are independent under these rules, except for Mr. Halla, who is an employee of the Company. In making these determinations, the Board reviewed organizations with which each director has an affiliation and examined all facts and circumstances that might bear on the materiality of a director’s relationship with the Company.

Board Committees

We have three standing Board Committees: Audit, Compensation, and Governance. More information on each Committee is presented below:

Audit Committee

The Audit Committee’s primary function is to assist the Board in its oversight of the integrity of Company’s financial systems, including the Company’s accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee meets with management and our independent and internal auditors to consider the adequacy of the Company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act and implementing rules of the Securities and Exchange Commission, the Audit Committee is directly responsible for the engagement of, including the appointment, compensation, retention and oversight of the work of, the Company’s independent auditors, and the independent auditors report directly to the Audit Committee. The Committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The Audit Committee held eleven meetings during fiscal 2006. Mr. Frankenberg is Chairman of the Audit Committee and the other members are Mr. Arnold, Mr. Danzig and Mr. Dickson. Our Board has determined that all members of the Audit Committee satisfy both New York Stock Exchange and SEC standards for independence and are considered to be financially literate. The Board has also determined that Mr. Arnold qualifies as an “audit committee financial expert” under the rules of both the Securities and Exchange Commission and the New York Stock Exchange.

SEC regulations require that the Charter of the Audit Committee be included in the proxy statement at least once every three years. Our Audit Committee Charter was included in our 2004 proxy statement. A copy of the Charter is also available on our website at http://www.national.com/invest.

We have instituted procedures for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal compliance concerns. These procedures are outlined in our Code of Business Conduct and Ethics, which is available on our website at http://www.national.com/invest.

Compensation Committee

The Compensation Committee is responsible for administering stock compensation plans, reviewing and evaluating compensation programs and plans, and establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards. The Compensation Committee is also responsible for recommending amendments to the stock compensation plans and certain other compensation plans and, in some cases, amending these plans. The Compensation Committee met seven times during fiscal 2006. Mr. Appleton is Chairman of the Compensation Committee and the other members are Dr. Maidique and Mr. McCracken. The Board has determined that all members of the Compensation Committee meet the independence standards set by the New York Stock Exchange. The Compensation Committee’s Charter can be found on our website at http://www.national.com/invest.

Governance Committee

The Governance Committee (formerly the Director Affairs Committee) recommends director candidates, reviews corporate governance policies and procedures, reviews non-employee director compensation, reviews the general responsibilities and functions of the Board and oversees the evaluation of the Board. Mr. Danzig is Chairman of the Director Affairs Committee and the other members are

Mr. Appleton, Mr. Arnold, Mr. Dickson, Mr. Frankenberg, Dr. Maidique and Mr. McCracken. The Board has determined that all members of the Governance Committee meet the independence standards set by the New York Stock Exchange. This Committee met five times during fiscal year 2006. The Governance Committee’s Charter is available on our website at http://www.national.com/invest.

Stockholder Recommendations for Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Any stockholder who wishes to recommend a prospective Board nominee for the Committee to consider can write the Chairman of the Governance Committee, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. Recommendations will be referred to the Governance Committee. Any formal nominations of director candidates should be addressed to John M. Clark III, Secretary, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-135, Santa Clara, CA 95052-8090, and must also comply with the applicable provisions of National’s Bylaws.

The Governance Committee evaluates candidates, whether or not recommended by stockholders, with a goal of bringing to the Board the best qualified individuals. Evaluation criteria considered include: education, background and experience; familiarity with National, the semiconductor industry and international business matters; appreciation of the relationship of the Company’s business to the changing needs of our society; and willingness to devote the time required to serve on the Board, including attending meetings, reviewing meeting materials in advance and serving all Board functions in a professional manner. One or more of these factors may be given more weight in a particular case and no single factor will be viewed as determinative. The Governance Committee may use professional recruiters to identify candidates and, in addition to evaluating candidates recommended by stockholders, considers recommendations from other Board members, personal contacts and industry sources. During fiscal 2006, the Governance Committee used a recruiter to assist it in identifying potential director candidates.

Stockholder Communications with the Board

Stockholders may communicate with the Board, its Committees, and the non-management directors as a group regarding any matter by addressing communications to the Lead Independent Director, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. All communications should identify the amount and nature of the stockholder’s ownership of National stock. The Company Secretary will review all communications prior to delivery. All communications will be delivered unless the Secretary determines that the communication is not from a bona fide stockholder or constitutes a threat of physical harm or violence to National or our officers, employees or directors.

Compensation Committee Interlocks and Insider Participation

None of our non-employee directors have any material business relationships with us and none of our directors have loans from us. As noted above, the current members of the Compensation Committee are Messrs. Appleton, Maidique, and McCracken. During fiscal year 2006, no member of this Committee was an officer or employee of National or its subsidiaries. No member of this Committee has been an officer of National or had any other relationship we are required to disclose under SEC rules and all members are independent under the standards set by the New York Stock Exchange. No executive officer of National served as a member of the Compensation Committee of, or as a director of, any company where an executive officer of that company was a member of our Board or this Committee. We therefore do not have any Compensation Committee interlocks or insider participation we are required to report under SEC rules.

Director Compensation

We currently pay directors who are not employees of National an annual fee of $50,000, plus fees of $1,500 for each Committee meeting attended. We pay the Lead Independent Director, the Chairman of the Director Affairs Committee and the Chairman of the Compensation Committee each an additional annual fee of $7,500, while the Chairman of the Audit Committee receives an additional annual fee of $12,500. Directors who are not employees are also reimbursed for actual expenses to attend meetings.

We also pay a portion of director compensation in stock. Under the terms of the Director Stock Plan, as it was amended by stockholders in 2005, each non-employee director receives 12,000 shares of stock when first elected or appointed to the Board and an additional 12,000 shares on the date of each re-election by the stockholders. Non-employee directors may also elect to take their annual retainer fees in stock. Restrictions on the stock issued under the Director Stock Plan expire between six months and thirty-six months after issuance. During fiscal 2006, a total of 102,431 shares was issued to non-employee directors under the Director Stock Plan.

Below is a table showing the compensation received by our non-employee directors during fiscal 2006:

DIRECTOR COMPENSATION(1)

Name	Total	Fees earned or paid in cash(2)	Stock Awards(3)
	($)	($)	($)
Steven R. Appleton	$388,654	$22,518	$366,136
Gary P. Arnold	396,145	87,625	308,520
Richard J. Danzig	394,145	85,625	308,520
John T. Dickson(4)	342,533	8,333	334,200
Robert J. Frankenberg	396,395	87,875	308,520
E. Floyd Kvamme	362,637	4,008	358,629
Modesto A. Maidique	363,520	55,000	308,520
Edward R. McCracken	388,154	22,018	366,136

  (1)   Non-employee directors only.

  (2)   Includes annual retainer fees, Committee Chairmanship fees and meeting fees. Directors may elect to take the annual retainer fee in stock.

  (3)   Stock awards reflect shares issued pursuant to the terms of the Director Stock Plan and are valued based on the opening price of the stock on the date of issuance. Total amount includes dividends paid during the fiscal year on the shares issued during the fiscal year. Amounts differ depending on whether the director has elected to take annual retainer fees in stock. Restrictions on the stock awards expire between 6 – 36 months after issuance.

  (4)   Mr. Dickson joined the Board in April 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those stockholders owning over 10% of the common stock were complied with during fiscal year 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has provided the following report:

The Audit Committee’s primary function is to assist the Board of Directors in its oversight of the integrity of the Company’s financial systems, including the Company’s accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors; oversees the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements; establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and otherwise discharges Audit Committee functions imposed by regulatory requirements. The Audit Committee specifically approves all audit and non-audit services performed by the independent auditor. The Committee’s responsibilities are more fully described in its Charter which has been adopted by the Board of Directors and is available on the Company’s website at http://www.national.com/invest. As required by the Charter, the Committee reviews and assesses the adequacy of its Charter on an annual basis.

The Audit Committee is composed of four non-employee members, each of whom is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee also includes at least one independent director who is determined by the Board to have the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Arnold has been designated by the Board of Directors as the audit committee financial expert.

The Audit Committee held 11 meetings during fiscal year 2006.

Management is responsible for the preparation, integrity, objectivity and public reporting of the Company’s consolidated financial statements. It also has responsibility for maintaining accounting and financial reporting principles and internal controls and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. KPMG LLP will also express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee those processes. As required by the Audit Committee Charter, the Audit Committee has:

•       reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management;

•       discussed with KPMG LLP the results of its integrated audit, including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”;

•       received the written disclosures and the letter from KPMG LLP regarding auditor independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

•       discussed with KPMG LLP the accounting firm’s independence from the Company; and

•       considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence from the Company.

Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 28, 2006. The Audit Committee has also approved, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for fiscal year 2007.

Robert J. Frankenberg—Chairman
Gary P. Arnold	Richard J. Danzig	John T. Dickson

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of National common stock (our only class of equity securities outstanding) beneficially owned as of July 31, 2006 by each director, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	6,617,141	(1)	2.04%
Steven R. Appleton	65,120	(2)	*
Gary P. Arnold	12,000		*
Richard J. Danzig	121,021	(3)	*
John T. Dickson	14,060		*
Robert J. Frankenberg	156,000	(4)	*
E. Floyd Kvamme	296,358	(5)	*
Modesto A. Maidique	64,024	(6)	*
Edward R. McCracken	214,597	(7)	*
Donald Macleod	2,605,477	(8)	*
Lewis Chew	1,240,975	(9)	*
Detlev Kunz	578,116	(10)	*
Suneil Parulekar	739,289	(11)	*
All directors and executive officers as a group	14,519,873	(12)	4.47%

      *  Less than 1 percent.

       (1)  Includes 628 shares owned by a trust of which Mr. Halla is a beneficiary and 6,397,499 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

       (2)  Includes 30,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

       (3)  Includes 90,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

       (4)  Includes 130,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

       (5)  Includes 140,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options.

       (6)  Includes 40,000 shares which Dr. Maidique has the right to acquire within 60 days through the exercise of stock options.

       (7)  Includes 90,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

       (8)  Includes 2,205 shares held by a trust of which Mr. Macleod is a beneficiary and 2,502,916 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

       (9)  Includes 468 shares held by a trust of which Mr. Chew is a beneficiary and 1,216,041 shares which Mr. Chew has the right to acquire within 60 days through the exercise of stock options.

(10)  Includes 92 shares held by a trust of which Mr. Kunz is a beneficiary and 577,124 shares which Mr. Kunz has the right to acquire within 60 days through the exercise of stock options.

(11)  Includes 965 shares owned by a trust of which Mr. Parulekar is a beneficiary and 737,916 shares which Mr. Parulekar has the right to acquire within 60 days through the exercise of stock options.

(12)  Includes 868 shares owned by spouses, 10,826 shares owned by trusts of which the officer and/or director is a beneficiary and 13,324,706 shares which can be acquired within 60 days through the exercise of stock options.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board has nominated the nine director candidates named below. Personal information on each of our director candidates is also provided below. All of our nominees currently serve as directors. None of our directors, except Brian L. Halla, CEO of National, are employed by National. All directors are elected for one year terms. Directors cannot stand for reelection after they have reached age 70. If a director nominee becomes unavailable before the meeting, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

The following table shows basic information about each nominee:

Name	Age*	Principal Occupation and Business Experience	Director Since
Brian L. Halla	59

Mr. Halla served as Chairman of the Board, President and Chief Executive Officer of National from the time he joined the Company in May 1996 until the beginning of the 2006 fiscal year. He is now Chairman of the Board and Chief Executive Officer of National. He came to National from LSI Logic Corporation where he was Executive Vice President of LSI Logic Products. He had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, where his last position was Director of Marketing for Intel’s Microcomputer Group. Mr. Halla currently serves as Chairman of the Board of the Semiconductor Industry Association.

			1996
Steven R. Appleton	46

Mr. Appleton is the Chairman of the Board, Chief Executive Officer and President of Micron Technology, Inc., a position he has held since 1994. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. He joined Micron in 1983 and held a series of increasingly responsible positions, including Production Manager, Director of Manufacturing, and Vice President of Manufacturing, before he was named President and Chief Executive Officer in 1991. Mr. Appleton is a director of Micron Technology, Inc.

			2001

Gary P. Arnold	64

Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a supplier of product design and simulation software, from 1993 (appointed Chairman in 1994) until 2000. Prior to that, Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990. Mr. Arnold has a CPA certification and a B.S. degree in accounting and is a graduate of the law school at the University of Tennessee. Mr. Arnold is a director of Telenetics Corporation and Orchids Paper Products Company.

			1989
Richard J. Danzig	61

Mr. Danzig served as Secretary of the Navy in the Clinton administration from November 1998 to January 2001 and was Undersecretary of the Navy from November 1993 to May 1997. In between, he was a Traveling Fellow in Asia and Europe for the Center of International Political Economy and an Adjunct Professor at Maxwell’s School of Citizenship and Public Affairs. He previously served on our Board from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. He is currently a Senior Fellow at the Center for Naval Analysis, a consultant to the U.S. government, and a Nunn Prize Fellow at the Center for Strategic and International Analysis. Mr. Danzig is a graduate of Reed College and also has degrees from Yale Law School and from Oxford University, where he was a Rhodes Scholar. Mr. Danzig is a director of Human Genome Sciences, Inc.

			2001
John T. Dickson	60	Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 until October 2005. Prior to that, he held positions as the Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; Chairman and Chief Executive Officer of Shographics, Inc.; and President and Chief Executive Officer of Headland Technology Inc. Mr. Dickson is a director of Mettler-Toledo International Inc.	2006

Robert J. Frankenberg	59	Mr. Frankenberg is the former Chairman and acting CEO of Kinzan, Inc. and previously held positions as President and CEO of Encanto Networks, Inc. and Chairman, President and Chief Executive Officer of Novell, Inc. He has been a management consultant with NetVentures since 1996. He has a degree in computer engineering from San Jose State University and is a SEP graduate of Stanford University’s Graduate School of Business. Mr. Frankenberg is a director of Electroglas, Inc., Nuance Communications, Inc., and Secure Computing Corporation.	1999
E. Floyd Kvamme	68	Mr. Kvamme is a partner, emeritus, in Kleiner Perkins Caufield & Byers, a high technology venture capital firm. Mr. Kvamme joined National in 1967 and was serving as President of our former subsidiary, National Advanced Systems Corporation, at the time of his departure from National in 1982. He presently serves as co-chair of the Presidential Council of Advisors on Science and Technology. Mr. Kvamme has two degrees in electrical engineering. Mr. Kvamme is a director of Harmonic, Inc. and Power Integrations, Inc.	1998
Modesto A. Maidique	66	Dr. Maidique has been President of Florida International University, a public research university with an enrollment of 35,000 students, since 1986. He has served on the faculties of Stanford University, Harvard University and the Massachusetts Institute of Technology. He was a co-founder of Analog Devices, Inc. and served as Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival PLC.	1993
Edward R. McCracken	62	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in 1998. Silicon Graphics designs, manufactures and markets visual computer systems used for conceptual design, analysis and simulation. He was previously employed by Hewlett-Packard for 16 years. Mr. McCracken has an MBA from Stanford University.	1995

*                    Age at May 28, 2006, the last day of our 2006 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, EACH DIRECTOR MUST RECEIVE A MAJORITY OF VOTES CAST WITH RESPECT TO THAT DIRECTOR.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 27, 2007. The Audit Committee has reappointed KPMG LLP as our independent auditors and has recommended that the appointment be ratified by stockholders. KPMG LLP has been our independent auditor since we were incorporated in 1959 and has offices or affiliates in most localities throughout the world where we have operations.

The Audit Committee meets with KPMG LLP several times a year. At these meetings, the Committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the Committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in sections of this proxy statement titled “Corporate Governance, Board Meetings and Committees” and “Report of the Audit Committee.” A copy of the Audit Committee Charter can be found on our website at http://www.national.com/invest.

A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders’ questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during the last two fiscal years:

Fee Type	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$3,424,000	$3,709,000
Audit-Related Fees(2)	15,000	11,000
Tax Fees(3)	191,000	292,000
All Other Fees(4)	2,000	8,000
Total Fees	$3,632,000	$4,020,000

       (1) Includes fees billed for each of the last two fiscal years for professional services rendered in connection with the audit of the annual financial statements, audit of internal control over financial reporting, review of financial statements included in the 10-Q filings, and for services provided for statutory and regulatory filings or engagements for those fiscal years.

       (2) Includes fees billed in each of the last two fiscal years for assurance and audit related services.

       (3) Includes fees billed in each of the last two fiscal years for international tax compliance, tax advice, and tax planning.

       (4) Includes other fees not included in the above categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its Charter, the Audit Committee must pre-approve the audit services and permitted non-audit services to be rendered by the independent auditors before they may be engaged to render such services. The Charter allows the Audit Committee to delegate its authority to pre-approve services to the Audit Committee Chairman, who must present any such delegated approvals to the full Committee at the next Committee meeting. In practice, the Audit Committee has delegated this pre-approval authority to be used to approve services (other than the basic audit services) of a non-routine nature that need to commence before the Committee is next able to meet. During fiscal 2006, all audit and permissible non-audit services were approved in accordance with the requirements of the Charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2007. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION. A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows information on compensation paid or accrued by National and our subsidiaries for our chief executive officer and the four other most highly compensated executive officers during fiscal 2006 (collectively referred to as the named executive officers) for the last three fiscal years ended May 28, 2006, May 29, 2005, and May 30, 2004:

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Awards
				Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary $(1)	Bonus ($)	($)(2)	Options (#)(3)	($)(4)
Brian L. Halla	2006	$890,004	$5,340,000	$2,231	—	$14,321
Chairman and CEO	2005	884,069	1,200,000	1,185	500,000	9,490
	2004	928,736	5,000,000	135,655	1,000,000	21,461
Donald Macleod	2006	586,154	3,000,000	9,000	—	28,037
President and	2005	535,653	560,000	5,000	300,000	15,498
Chief Operating Officer	2004	567,483	2,200,000	6,460	420,000	21,813
Lewis Chew	2006	392,308	1,200,000	0	—	13,504
Senior Vice President,	2005	350,364	265,000	0	125,000	10,443
Finance and Chief Financial	2004	363,840	900,000	1,000	260,000	14,103
Officer
Detlev Kunz	2006	335,004	850,000	1,125	20,000	13,422
Senior Vice President,	2005	335,791	225,000	0	125,000	10,875
Power Management	2004	348,706	775,000	1,250	230,000	13,966
Products Group
Suneil Parulekar	2006	356,800	800,000	5,000	20,000	12,675
Senior Vice President,	2005	345,123	225,000	900	75,000	8,164
Analog Signal Path Products	2004	333,759	500,000	0	260,000	13,756
Group

  (1)   Salary reflects amount of salary paid during the applicable fiscal year. Amounts are dependent on number of pay weeks in the fiscal year.

  (2)   This column includes the aggregate incremental cost to National of providing personal benefits to the named executive officers for the last three years. The personal benefits we provide are financial counseling and tax preparation, executive health programs and access for personal use of corporate aircraft. We own a fractional share in a flexible aircraft sharing arrangement and we allow senior executive officers to use the aircraft on a limited basis for personal travel. We calculate the value of this benefit by determining the aggregate incremental cost to us for the personal use. Effective September 2004, the aggregate incremental cost of personal use of the plane is fully borne by the executive. The amounts representing personal benefits in total for the last three years are: (i) financial counseling and tax preparation—Mr. Halla ($2,231 in fiscal 2006,$1,185 in fiscal 2005 and $3,740 in fiscal 2004); Mr. Macleod ($4,000 in fiscal 2006 and $1,460 in fiscal 2004); Mr. Chew ($1,000 in fiscal 2004 ); Mr. Kunz ($1,125 in fiscal 2006 and $1,250 in fiscal 2004) and Mr. Parulekar ($900 in fiscal 2005); (ii) executive health programs—Mr. Macleod ($5,000 in fiscal 2006, $5,000 in fiscal 2005 and

$5,000 in fiscal 2004); and Mr. Parulekar ($5,000 in fiscal 2006); and (iii) access for personal use of corporate aircraft—Mr. Halla ($131,915 in fiscal 2004).

  (3)   Represents options granted under the Stock Option Plan and/or the Executive Officer Stock Option Plan. All share numbers have been adjusted to reflect the two-for-one stock split paid in the form of a 100% stock dividend in May 2004.

  (4)   Consists of the following:

(a)   contributions and allocations to defined contribution retirement plans:

	Mr. Halla	Mr. Macleod	Mr. Chew	Mr. Kunz	Mr. Parulekar
2006	$13,200	$12,800	$13,000	$13,000	$12,234
2005	8,400	3,761	10,014	10,465	7,744
2004	19,859	11,173	13,473	13,363	13,180

(b)   value of life insurance premiums for term and whole life insurance:

	Mr. Halla	Mr. Macleod	Mr. Chew	Mr. Kunz	Mr. Parulekar
2006	$1,121	$15,237	$504	$422	$441
2005	1,090	11,737	429	410	420
2004	1,602	10,640	630	603	576

Stock Options

The following table shows information concerning stock option grants in fiscal 2006 to the named executive officers:

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date	Grant Date Present Value ($)(4)
Brian L. Halla	—	—	$—	—	$—
Donald Macleod	—	—	—	—	—
Lewis Chew	—	—	—	—	—
Detlev Kunz	20,000	.35	24.52	7/19/11	232,872
Suneil Parulekar	20,000	.35	24.52	7/19/11	232,872

  (1)   During fiscal 2006, equity grants to executive officers were comprised primarily of performance share units. See the Long Term Incentive Plans table for more information on performance share units. Options that were granted in fiscal 2006 to executive officers were granted under the Executive Officer Stock Option Plan. Options are granted at fair market value (defined in the plan as the opening price on the New York Stock Exchange) at the date of grant, and are exercisable while the officer is employed by National and for three months after termination of employment (up to five years in the case of retirement). The vesting period is measured from the grant date. One-fourth of the options vest on the first anniversary of the grant date and the remaining options vest at the rate of 1/48 each month thereafter, with full vesting achieved after four years. Each option granted during fiscal 2006 has a maximum term of six years and one day, subject to earlier termination if employment terminates.

  (2)   We granted a total of 5,758,427 options to all our employees, including executive officers, during fiscal 2006.

  (3)   The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and stock. We permit payment of all or part of required withholding taxes due upon exercise of the option by withholding of shares valued at the fair market value of the common stock on the date of exercise that would otherwise be issued upon exercise of the option.

  (4)   We use the Black-Scholes option pricing model to estimate the Grant Date Present Value of the options set forth in the table. Our use of this model should not be construed as an endorsement of its accuracy for measuring options. The following assumptions were made for purposes of calculating the Grant Date Present Value on the grants awarded to executive officers in fiscal 2006: risk-free interest rate of 4.007%, dividend yield of 0.3%, term of 4.00 years, and volatility factor of 56.82%. The actual value that the executive officer will receive from the stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

Option Exercises

The following table shows information concerning the named executive officers’ exercise of options during the 2006 fiscal year and unexercised options held as of the end of the 2006 fiscal year:

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

	Shares Acquired	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	on Exercise (#)	($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
Brian L. Halla	1,000,000	$20,787,278	6,172,498/907,502	$63,205,882/$11,241,568
Donald Macleod	888,500	17,658,416	2,399,166/458,334	20,937,558/5,117,598
Lewis Chew	52,000	973,120	1,161,457/233,543	13,055,196/2,802,104
Detlev Kunz	252,000	4,047,372	522,957/223,543	4,419,083/2,425,398
Suneil Parulekar	107,500	1,625,662	693,541/181,459	7,682,522/1,838,141

  (1)   Represents the market value of the underlying shares on the date of exercise less the exercise price.

  (2)   Represents the difference between $25.40, the market price of the common stock at fiscal year end, and the exercise price.

Long Term Incentive Plans

The following table provides information with respect to the named executive officers concerning targets set in fiscal 2006 for performance share units under the 2005 Executive Officer Equity Plan. The 2005 Executive Officer Equity Plan was approved by stockholders in fiscal 2005 and the first performance cycle began in fiscal 2006.

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of Shares,	Performance or Other Period	Estimated Future Payouts Under Non-Stock Price-Based Plans(3)
	Units or Other	Until Maturation	Threshold	Target	Maximum
Name	Rights(1)	or Payout(2)	(#)	(#)	(#)
Brian L. Halla	240,000	2 years	120,000	240,000	360,000
Donald Macleod	150,000	2 years	75,000	150,000	225,000
Lewis Chew	70,000	2 years	35,000	70,000	105,000
Detlev Kunz	40,000	2 years	20,000	40,000	60,000
Suneil Parulekar	40,000	2 years	20,000	40,000	60,000

  (1)   Denominated in performance share units.

  (2)   The performance cycle runs for two fiscal years and performance is measured at the end of the performance cycle.

  (3)   Performance metrics are based on achieving certain levels of return on invested capital (ROIC). The threshold, target and maximum levels of achievement are set in terms of specific ROIC performance. Estimated future payouts are shown in the number of performance share units that will be awarded if the threshold, target or maximum levels of performance are achieved. Once performance has been measured and final awards of performance share units determined, the officer will receive shares of stock equivalent to the number of performance share units awarded. The minimum threshold level of performance must be achieved in order for any award to be paid. The dollar value of any award will be based on the price of National stock at the time awards are determined.

Loans

None of the named executive officers have loans from us.

Retirement Plans

We do not have defined benefit retirement plans in the U.S. Our executive officers, like all U.S. employees, are eligible to participate in our tax qualified defined contribution Retirement and Savings Program (RASP) which has a 401(k) plan. The RASP also has accounts for amounts formerly contributed under our stock bonus plan and profit sharing plan, both of which have been terminated. Our executive officers are also eligible to participate in our Deferred Compensation Plan (DCP) which is a non tax qualified defined contribution plan which allows officers and other employees defined as “highly compensated” by the IRS to defer salary and bonus payments. DCP accounts are maintained in a “rabbi trust” and participants direct the investment of their accounts. The DCP investment options are the same as those made available to RASP participants. Amounts contributed by National to the RASP and the DCP for the named executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table.

In accordance with local requirements and employment practices, we maintain defined benefit pension plans at certain of our international locations, one of which is Germany. Mr. Kunz was employed by our German subsidiary for twenty years until he became Senior Vice President and General Manager, Worldwide Marketing and Sales in July 2001. (He now serves as Senior Vice President of the Power Management Products Group.) Under the pension scheme of National Semiconductor GmbH (our German subsidiary), Mr. Kunz is entitled to receive an estimated annual benefit upon retirement at or after the age of 65 in the amount of $65,855 (based on the exchange rate at our fiscal year end.) The estimated benefit is based on an actuarial valuation. The formula for determining the pension benefit is the sum of 0.5% of salary up to the amount valid for calculations for the German state pension scheme and 1.5% of salary above this limit times the number of years of service. Mr. Kunz ceased to accrue credits for service or compensation upon his transfer to the U.S. and the pension benefit is based solely on his service to and compensation from our German subsidiary.

Employment Contracts and Termination of Employment and Change-of-Control Agreements

Following is information on employment contracts and benefits made available upon termination of employment, including termination of employment in the event of a change-of-control.

•      Employment Agreements

Except for the change-of-control employment agreements described below, we do not have specific employment agreements with our executive officers.

•      Usual Benefits Upon Termination for any Reason

When employment of a named executive officer is terminated in a situation that does not involve a change-of-control, the officer is entitled to receive the same benefits as any other terminating employee, including payment of accrued but unused vacation, payout of the account maintained under the RASP and payout of the account maintained under the DCP. This applies regardless of the reason for termination. Any other benefits, including perquisites, would be subject to specific negotiation between National and the officer at the time of termination. Following is information on the standard benefits available upon any type of termination:

Vacation

We accrue vacation for all employees, including executive officers, during their term of employment. At termination, employees are paid for the accrued but unused vacation.

Retirement and Savings Program (RASP) Accounts

As noted in the discussion on Retirement Plans, the RASP is our tax qualified defined contribution program made available to employees in the U.S. Like all RASP participants, at the time of termination, the officer is entitled to a payout of the officer’s RASP account.

Deferred Compensation Plan (DCP) Accounts

As noted in the discussion on Retirement Plans, the DCP is our non tax qualified defined contribution plan which allows officers and other employees defined as “highly compensated” by the IRS to defer salary and bonus payments. The total amount of the DCP account at the time of termination will be dependent on the performance of the investments, as well as the amounts of salary and bonus that the participant has deferred. The DCP also contains amounts previously contributed by National to the profit sharing plan that were in excess of IRS limitations for tax qualified plans. Like all other DCP participants, at the time of termination, the officer will begin receiving payments of the officer’s DCP account balance. At the time the officer makes an election to defer salary and/or bonus to the DCP, the officer chooses whether to take the deferral in a lump sum or in equal annual installments of up to ten years, so the timing of the actual payout of the DCP account will depend on the selections the officer has previously made.

Other Benefits

Medical and dental benefits end the last day of the month in which employment ends unless the officer elects to continue them for a period of up to eighteen months under COBRA at the officer’s expense. Term life insurance provided by the Company ends on the last day of employment. Certain of our executive officers have a whole life insurance policy for which National pays part of the premium. Upon termination for any reason, National will no longer pay any part of the premium but the executive officer will be able to maintain coverage at his own expense.

•      Benefits Upon Termination by Reason of Retirement

We have the following additional benefits that are available if the officer terminates employment by reason of retirement:

Stock Options

If any employee (including an executive officer) who has been granted stock options terminates employment because of retirement, the options granted to the employee will continue to vest and the employee will have up to five years after termination to exercise the option. For these purposes, we define retirement as:

•       Having reached age of sixty-five; or

•       Having reached age fifty-five and the sum of the employee’s age plus years of service equals at least sixty-five.

The employee is also required to certify that the employee does not intend to engage in a full time vocation. If the employee subsequently becomes employed by a competitor of National, the option will immediately terminate.

In order to be eligible for retirement treatment of the option, the employee has to have been employed by National for at least six months after the option was granted. The option will expire upon the earlier of five years from the retirement date or the original option expiration date.

Performance Share Units

We have set target awards of performance share units for the named executive officers. The performance period is two years. If the executive officer retires during a performance period, the officer is entitled to receive an award reflecting his performance and actual period of full time employment during the performance period. Retirement for these purposes is defined the same as it is for stock options. However, since performance cannot be measured until the performance period is completed, the award would not be paid until that time. If a retired officer who has received the payout of a performance share unit award subsequently becomes employed by or provides services to a competitor, the officer must repay the award amount to National.

Bonuses

Under the terms of the Executive Officer Incentive Plan, executive officers who retire during a fiscal year are entitled to a proportionate payment of their bonus earned during the year. If the officer retires after the fiscal year ends but before the bonus amounts are approved by the Compensation Committee, the officer will receive the full bonus. These same retirement terms apply under our Key Employee Incentive Plan which is made available to key employees who are not executive officers. Retirement for these purposes is defined as it is for stock options and performance share units.

Medical Benefits

We have a limited program that provides for medical and dental coverage for certain executive officers upon retirement from National. Retirement for these purposes is defined the same way as it is defined for stock options and performance share units. The officer will be required to pay the same amount that employees are charged for the coverage and the medical and dental benefits will be the same as those provided to employees.

Defined Benefit Pension Plan

As noted in our discussion on Retirement Plans, Mr. Kunz is eligible to receive a pension payment upon his retirement. The pension benefit is from a defined benefit plan maintained by our German subsidiary which was Mr. Kunz’s employer before he transferred to the United States. None of our other named executive officers is eligible to receive such a pension benefit.

•      Benefits Upon Termination by Disability or Death

The benefits available upon termination by disability or death are the same as those available upon any termination, with essentially the same treatment for stock options, bonuses and performance share units as is available upon retirement.

•      Benefits Upon Reduction-in-Force

Severance Pay

We have a severance policy that provides for severance pay upon termination of employment by reason of a reduction-in-force. If an executive officer’s employment is terminated by a reduction-in-force, he is entitled under the policy to receive severance pay. The policy provides for minimum severance pay of six months salary and the severance pay can be greater if the officer has been employed by National for more than nineteen years. However, our executive officers typically are not subject to a reduction-in-force. Severance pay upon any termination where National requests the termination is usually subject to negotiation between National and the officer.

Medical and Dental Benefits

If employment is terminated by reduction-in-force, the severance policy provides that the officer, like all other employees impacted by a reduction-in-force, will receive medical and dental benefits paid for entirely by National. The length of coverage will depend on the number of years of employment and the coverage provided by National will count toward the maximum period of COBRA coverage.

•      Change-of-Control

We currently have change-of-control employment agreements with each of the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change-of-control of National. A change-of-control is defined as:

•       the acquisition by a third party of more than 20% of National’s outstanding stock;

•       the composition of the board changes (without the approval of the existing board);

•       a reorganization, merger, consolidation or sale of substantially all the Company’s assets (subject to certain limitations); or

•       a complete liquidation or dissolution of the Company approved by the stockholders of the Company.

The agreement requires National to employ the officer for three years following the change-of-control. The employment terms and compensation during the three year employment period must be the same as prior to the change-of-control. If, during the three year period after the change-of-control, the officer’s employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason, the officer will receive a lump sum cash payment consisting of:

•       Base salary not yet paid through the date of termination;

•       A bonus based on the higher of the officer’s most recent annual bonus or the bonus for the prior fiscal year, (in either case, the bonus has to be at least as great as the largest bonus paid in the three year period prior to the change-of-control). This bonus is referred to as the “highest annual bonus”;

•       The product of 2.99 times the sum of the officer’s annual base salary and the highest annual bonus;

•       Any unpaid deferred compensation and vacation pay.

In addition, the officer will receive outplacement services, benefits otherwise available under any other plan (such as the RASP), and continued health and welfare benefits for the officer and his dependents for a period of three years. The officer will also receive a gross-up amount to compensate the officer for any golden parachute excise taxes imposed by the Internal Revenue Code. The officer may make an independent election to terminate employment one year after the change-of-control and receive the same payout and benefits.

Changes made to the Internal Revenue Code in 2004 require National to make changes to the administration of the change-of-control employment agreement and to revise the agreements before the end of calendar 2006. We have not yet made these changes to the agreements but if there were a change-of-control, we would administer the agreements in accordance with the Internal Revenue Code changes.

In addition to the specific change-of-control agreements, the plans under which we award stock options and performance share units also provide that, in the event of a change-of-control, all stock options outstanding as of the date the change-of-control occurs become fully exercisable and vested and the performance conditions imposed during the performance period for the performance share units shall lapse, making the participant eligible to receive the number of shares of stock equivalent to the target number of performance share units set for the performance period.

•      Director Benefits

In 1994, the Board adopted a policy providing for a retirement benefit for Board members consisting of the payment of the annual director’s fee (currently $50,000 per year) for a period of one half of the number of years the director served on the Board, with these payments limited to a maximum of twelve years. The benefit was terminated in fiscal 1998 for all current directors who had served for less than six years at that time and has not been made available to any other directors.

Upon a termination of service as a director by reason of death, disability or retirement, the restrictions on the shares issued to directors under the Director Stock Plan expire provided the director has completed a minimum of six months of service. Directors are eligible for these retirement provisions once they have either completed at least five years of service or have reached the mandatory retirement age of 70.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee of the Board of Directors (“the Committee”) administers the Company’s executive compensation program and stock plans and is responsible for approving and reporting to the Board on all elements of compensation of the Company’s executive officers. The Committee’s Charter can be found on the Company’s website at http: //www.national.com/invest.

Committee membership and process

Consistent with the listing requirements of the New York Stock Exchange, the Committee is composed entirely of independent non-employee directors. Throughout fiscal year 2006, Directors Appleton, Maidique and McCracken continued to serve as members of the Committee. Director Appleton was named Committee Chairman at the time of the Company’s annual stockholders meeting last September. Each year, the Company reviews any and all relationships that each Director may have with the Company and the Board reviews the Company’s findings. The Board has affirmatively determined that none of the Committee members has any material business relationships with the Company.

The Committee periodically meets without any employees present to discuss executive compensation matters, including the CEO’s compensation. The Committee has retained the services of an independent compensation consulting firm selected by the Committee to assist with executive compensation program design, calibrating the program to Company performance and the competitive market, and monitoring program effectiveness. The Committee has the authority to determine the scope of the firm’s services and retains the right to terminate the consultant’s contract at any time. The consultant works with the Company’s human resources department and the Senior Vice President, Human Resources to develop materials used by the Committee to make its determinations and evaluations.

Compensation Philosophy and Comparative Framework

The executive compensation program is designed to align each individual executive’s compensation with the Company’s short-term and long-term performance, based on the following principles:

•       Pay for achievement of business and strategic objectives, measured on the Company’s financial and operating performance and individual strategic, management and development goals;

•       Pay competitively, with compensation set at levels that will attract and retain key employees;

•       Align compensation with expectations of stockholders through the use of a balance of equity compensation and executive ownership guidelines.

Executive compensation program changes begun in fiscal 2004 were fully implemented in 2006. These changes now focus on incentives as a large component of the compensation program. The elements of the compensation program are:

•       Base salary;

•       Performance-based annual cash incentive focused on key financial metrics which may be expressed in absolute terms or relative to the performance of industry peers;

•       Long-term equity awards, which include stock options and performance share units;

•       Other benefits.

The Company competes for executive talent with companies in the semiconductor, electronics and various other sectors of the high technology industry. In evaluating the competitive landscape, the Committee looks at broad industry, peer group and national survey results in order to align the Company’s practices with other companies in the industry. Benchmarking is used to determine the appropriate levels and mix of compensation, including the mix of long and short term compensation and cash and non-cash compensation. The Committee reviews total and accumulated compensation paid to certain executive officers as part of its regular review of individual and competitive data.

Executive Compensation in Fiscal 2006

Each year, Mr. Halla presents to the Committee his evaluation of each executive officer, which includes a review of individual business results and performance over the past year, strengths, weaknesses, development plans and succession potential. The Committee has the opportunity to meet with senior executives at various times during the year, which allows the Committee to form its own assessment of each executive’s performance. Following Mr. Halla’s presentation and a review of the competitive market, the Committee approves compensation for each executive officer.

Base Salary

The Committee reviews salaries annually at the beginning of each fiscal year and in connection with promotions, but does not necessarily make adjustments to every officer’s salary each year. The Committee takes into account Mr. Halla’s assessment of the individual officers, as well as the base salaries that are paid to senior executives with comparable qualifications, experience and scope at comparative companies.

With the focus on incentives as a large component of the compensation package, the Committee has limited salary adjustments in recent years to those instances where benchmarking data suggested that adjustments were warranted. As part of the evaluation of salaries made in early fiscal 2006, there were no adjustments made to base salary for any of the named executive officers other than an increase in the salary of Mr. Chew, the Chief Financial Officer and Senior Vice President, Finance. Total salary paid in fiscal year 2006 to the named executive officers is shown in the Summary Compensation Table under “Salary.”

Executive Officer Incentive Plan

The Company’s Executive Officer Incentive Plan provides for annual incentive awards, expressed as a percent of base salary and paid in cash based on corporate and individual performance results.

The Committee approves goals for the Executive Officer Incentive Plan and for each individual officer at the beginning of each fiscal year. Individual goals vary depending on position and areas of responsibility and may include such goals as revenue growth, key customer results, technology improvements, market share, new product introduction, cycle time reduction, and quality targets. At the end of the fiscal year, the Committee reviews the performance of the Company and the officers against the goals. Actual incentives are then calculated based on goal performance, which the Committee certifies has been attained.

In setting financial goals for fiscal 2006, the Committee continued to believe that delivering significant returns on invested capital (ROIC) was the most effective way to improve shareholder value. The Committee further felt that, for fiscal 2006, ROIC could be most positively influenced by further improvement in gross margins and by growing the Company’s share of the standard linear products segment of the analog semiconductor market, reflecting the Company’s overall strategic emphasis. Accordingly, for fiscal 2006 the Committee selected two key financial goals for the Executive Officer Incentive Plan: increases in gross margin and standard linear market share growth. Gross margin goals were set consistent with National’s stated “60/30/30” goals (60% gross margin, 30% operating expenses, and 30% operating profit). Standard linear market share growth goals were set relative to measurements of standard linear market growth as measured by World Semiconductor Trade Statistics.

As illustrated above, the Company’s overall revenues for the year increased 13% to $2.2 billion, while at the same time gross margin increased from 53.4% in fiscal 2005 to 59.0% in fiscal 2006. The Company continued its sustained focus on ROIC over this same time period, achieving 25% ROIC for FY06, making this the third year in a row of achieving ROIC performance greater than 20%, placing it in an elite group of companies in the S&P 500 which has achieved this measure over three years. Consistent with the goal of aligning payments with performance, the Committee approved incentive payments for the named executive officers based on their performance relative to the pre-established goals. The annual incentive payments are shown in the “Bonus” column in the Summary Compensation Table.

Equity Program

Equity strategy

During fiscal 2006 the Committee implemented the new executive officer equity plan approved by stockholders in October 2004. Equity awards for executive officers are now even more closely aligned with the Company’s performance, and in fiscal 2006 the Committee granted executive officers a combination of stock options and performance share units, with the emphasis on performance share units. The performance share units have a two year performance period and will be paid out in the form of stock upon achievement of pre-determined financial metrics.

With the emphasis on performance share units, as well as the management of the use of stock options, the number of shares allocated for equity compensation to executive officers has been reduced, as shown below:

Named Executive Officers	FY05	FY06
Options	1,130,000	40,000
Performance Shares (@ target)	0	540,000
Total Shares	1,130,000	580,000

Options granted in fiscal 2006 to the named executive officers are shown in the Summary Compensation Table under “Securities Underlying Options.” As noted in the discussion below on performance share units, Messrs. Halla, Macleod and Chew did not receive option grants in fiscal 2006 because the Committee chose to emphasize performance share units in the compensation package for these officers.

In the past, the Company has relied almost exclusively on conventional non-qualified stock options for equity compensation. There has been selective use of restricted stock for non-executive employees that vested based on continued service of employees with skills and expertise the Company considers important, and the Committee is expanding the use of the restricted stock program to include performance vesting requirements for certain employees.

Stock Options

The requirement to recognize a compensation expense for stock-based compensation awards in the Company’s financial statements is effective at the beginning of fiscal year 2007. The Committee has determined that providing stock options continues to be not only the best, but an essential, strategy for the Company to attract and retain non-executive employees. Nevertheless, the Committee is continuing to limit the potential dilution from shares that are granted under the Company’s equity programs and has set an allocation of 6.8 million shares as available for grant in fiscal 2007 under all the Company’s equity plans (excluding the stock purchase plan and the director stock plan).

Over the past several years, the Company has reduced the level of options granted on an annual basis. Total option grants to officers and employees have dropped from approximately 6.7% of common shares outstanding in fiscal year 2001 to 2.0% in fiscal years 2005 and 2006. On an absolute basis, option grants net of forfeitures in fiscal 2006 represented 1.09% of common shares outstanding.

The goal for fiscal year 2006 option grants was 7.0 million shares, or approximately 2% of common shares outstanding at the beginning of the fiscal year. Total equity grants (including grants of options, restricted stock and targets set for performance share units) in fiscal 2006 were 6.9 million shares. (Shares for the stock purchase plan and the director stock plan are excluded from this number.) Non-executive employees were granted 5.8 million shares, or 88% of the total equity granted.

Under all Company stock option plans, options are granted at the fair market price on date of grant. All options granted in fiscal 2006 to all employees, including executive officers, expire six years and one day after the date of the grant. All executive officer option grants are made by the Compensation Committee, generally at regularly scheduled Committee meetings. In fiscal year 2006, all executive officer option grants were made at the Committee meeting on July 19, 2005.

Performance Share Units

In fiscal 2006, the Committee implemented the officer equity plan approved by stockholders in October 2004. Target awards of performance share units were set under this equity plan for each of the executive officers. In keeping with the emphasis on ROIC, the metrics for the first performance period for the performance share units are based on ROIC results. The performance period runs for two fiscal years and will be completed at the end of fiscal 2007. The target levels of performance share units set in fiscal 2006 are shown in the Long Term Incentive Plans table.

In setting the targets and determining the mix of stock options and performance share units in the compensation package, the Committee emphasized performance share units over stock options. Among the executive officers, the equity awards for Messrs. Halla, Macleod and Chew were set only in terms of performance share units while the other executive officers received a mix of stock options and performance share units. The performance share units are to be paid in stock and the actual number of shares that the executive officer will receive may vary between zero and 150% of the target number of shares. The actual number of shares of stock that the executive officer will receive will be determined when performance is measured at the end of the performance period.

Stock ownership requirements

The Board of Directors, upon the Committee’s recommendation, has adopted stock ownership guidelines for the executive officers to ensure that they have a meaningful economic stake in the Company. Executives have four years from the adoption of this policy in 2004, or four years from the date of their appointment as an executive officer if later, to satisfy the guidelines, which are expressed as a specified number of shares. The Committee reviews the guidelines regularly and monitors the executives’ progress toward meeting the guidelines on an annual basis. Stock held directly by the officer counts toward the requirements. Unexercised stock options and shares held in National’s Retirement and Savings Program and Deferred Compensation Plan do not count toward satisfying the guidelines. The guidelines and each named executive officer’s ownership are shown in the following table:

Named Officer	Target # of Shares	Actual Shares Owned (5/28/06)
Mr. Halla	200,000	219,014
Mr. Macleod	80,000	100,356
Mr. Chew	20,000	24,466
Mr. Kunz	20,000	900
Mr. Parulekar	20,000	408

Other Benefits

Executive officers do not participate in the Company’s employee stock purchase plan. Executive officers do have the opportunity to participate in the Company’s 401(k) plan, which is available to all U.S. employees. Executive officers may also participate in the Deferred Compensation Plan, which is available to all U.S. employees who meet the IRS definition of a highly compensated employee. The Deferred Compensation Plan allows officers to defer payment of portions of their salary and all or portions of the annual incentive. Deferred amounts are maintained in a “rabbi trust” and officers can direct the investment of their plan accounts in the same investment funds offered by the 401(k) plan, with the exception of the Company stock fund. Actual amounts eventually paid to the officer from the Deferred Compensation Plan will depend on the performance of the investments selected by the officer.

Medical, dental, life, and benefit programs that are made available to all salaried employees are also made available to executive officers. Executive officers are also eligible to receive reimbursement for certain financial counseling and medical exam expenses and are eligible to participate in an executive disability plan. Certain executive officers have individually owned life insurance policies (for which the Company and the officer each pay a portion of the cost). The Company owns a fractional share in a flexible aircraft sharing arrangement and certain executive officers are permitted to use the aircraft on a limited basis for personal travel, subject to the officer’s payment of a portion of the cost therefore.

The value of certain of these benefits is disclosed in the “Other Annual Compensation” and the “All Other Compensation” columns of the Summary Compensation Table. Detail as required by SEC rules is included in the footnotes to the Table.

CEO Compensation in Fiscal 2006

Brian L. Halla had served as Chairman, President and CEO of the Company since May 1996. Effective with the beginning of fiscal 2006, he now serves as Chairman and CEO. The Committee adheres to the same general compensation principles described above to determine Mr. Halla’s compensation. In that regard, the Committee has identified specific criteria to be considered in addition to the Company financial results in evaluating Mr. Halla’s performance. The criteria include leadership of the Company, maintenance of high standards of business ethics and effective governance, human resource programs including leadership development and management succession, productive customer relations, shareholder value, and effective Board and shareholder communications. In evaluating Mr. Halla’s performance in fiscal 2006, the Chairman of the Committee interviewed Board members and reported his findings on each criterion.

The Committee reviews Mr. Halla’s total compensation package on an annual basis and analyzes it in view of competitive data and Company performance. Mr. Halla’s base salary was $890,000 in fiscal 2006, the same level since 2002.

Mr. Halla’s incentive goals were based solely on gross margin improvement and standard linear market share growth. Mr. Halla’s incentive award for fiscal 2006 reflected the Company’s financial performance. The Committee approved an incentive award payment of $5.34 million for Mr. Halla for fiscal 2006 based on the Company’s performance on these metrics.

The Committee chose to use performance share units as the sole equity component of Mr. Halla’s compensation package in fiscal 2006. A target award of 240,000 performance share units was set for Mr. Halla for the performance period running in fiscal 2006-2007. Approximately 90% of Mr. Halla’s total target compensation is variable and is at risk, and will vary with Company performance.

As noted above, the Committee analyzes Mr. Halla’s compensation package in view of both competitive data and Company performance. The following graphic demonstrates the percent rank showing the Company in comparison to industry peers used by the Committee to align the Company’s practices with other companies in the industry of Mr. Halla’s total direct compensation package (TDC) for fiscal 2006 (salary, incentive and value of performance share unit grants) compared to the percent rank for three-year total shareholder return (TSR).

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the named executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is to qualify, to the extent deemed reasonable by the Committee, the compensation of executive officers for deductibility under applicable tax laws and the Company’s incentive and equity plans are designed accordingly. However, because the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company’s success while also aligning compensation to performance, the Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Steven R. Appleton—Chairman

Modesto A. Maidique	Edward R. McCracken

COMPANY STOCK PRICE PERFORMANCE

The following graph compares a $100 investment in National stock at the beginning of a five year period, with a similar investment in the Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Semiconductor Industry Index. It shows cumulative total returns over the five year period, assuming reinvestment of dividends.

Comparison of Five Year Cumulative Total Return* Among National,
S&P 500 Index and S&P 500 Semiconductor Industry Index

Total Stockholder Returns

	May 01	May 02	May 03	May 04	May 05	May 06
National Semiconductor Corp.	$100.00	$114.26	$79.77	$154.13	$143.69	$183.18
S&P 500 Index	100.00	86.00	75.40	92.12	100.31	109.17
S&P 500 Semiconductor Industry Index	100.00	83.24	56.50	83.21	78.00	71.08

*                    Assumes $100 invested on 5/31/01 in stock or index, including reinvestment of dividends.

Notwithstanding anything to the contrary stated in anything we have previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Stock Price Performance Graph shall not be incorporated by reference into such filings; nor shall the reports or graph be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

Our common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 18, 2006. At the close of business on that date, we had issued and outstanding 324,132,129 shares of common stock and the closing price of the common stock as reported by the New York Stock Exchange was $23.87.

Each holder of common stock is entitled to one vote for each share held. The holders of a majority of the issued and outstanding shares of the common stock have to be present, in person or by proxy, to constitute a quorum at the 2006 annual meeting of stockholders. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes count for determining a quorum. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of votes cast with respect to that director. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the proposal ratifying the independent auditors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal. Banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the election of directors and the proposal ratifying the independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of more than 5% of National’s outstanding common stock as of July 31, 2006 as reported to the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp	33,799,161	(1)	10.40%
82 Devonshire Street
Boston, MA 02109
Ralph V. Whitworth	34,872,989	(2)	10.73%
David H. Batchelder
Relational Investors, LLC
12400 High Bluff Drive, Suite 600
San Diego, CA 92130

(1)          Includes 1,623,007 shares of which FMR Corp. has sole voting power and 33,799,161 shares of which FMR Corp. has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 14, 2006, filed jointly by FMR Corp. on behalf of: itself; its wholly owned subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc. Members of the family of Edward C. Johnson 3rd, chairman of FMR Corp., own 49% of the aggregate outstanding voting stock of FMR Corp. Shares owned include shares owned by Fidelity International Limited, 38% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family.

(2)          Includes 34,872,898 shares of which Ralph V. Whitworth, David H. Batchelder and Relational Investors, LLC have sole voting and dispositive power. The information concerning shares owned is from a Form 3 dated August 9, 2005. Relational Investors, LLC is the sole general partner of

Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., Relational Partners, L.P., RH Fund 1, L.P., RH Fund 2, L.P., RH Fund 4, L.P., RH Fund 6, L.P., RH Fund 7, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors XI, L.P., Relational Investors XII, L.P., Relational Investors XIV, L.P. and the sole managing member of Relational Asset Management LLC and Relational Investors X GP LLC which serve as sole general partners of Relational Investors III, L.P. and Relational Investors X, L.P., respectively. These limited partnerships own a total of 30,545,313 shares and an additional 4,327,676 shares are held in accounts managed by Relational Investors, LLC. All shares are owned indirectly by Relational Investors, LLC and Ralph V. Whitworth and David H. Batchelder, certain of the principals of Relational Investors, LLC. The reporting persons disclaim beneficial ownership except to the extent of their pecuniary interests therein.

STOCKHOLDER PROPOSALS

In order to be included in next year’s proxy statement and proxy card to be used in connection with our 2007 annual meeting of stockholders, stockholder proposals must be received in writing by us no earlier than May 10, 2007 and no later than June 9, 2007. Any proposal received after June 9, 2007 will be considered untimely. The proposals must also comply with applicable law and regulations and should be directed to our Secretary at the following address: Secretary, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, M/S G3-135, Santa Clara, CA 95052-8090. The proxies designated by our Board of Directors will have discretionary authority to vote on any matters properly presented by a stockholder for consideration at our 2007 annual meeting of stockholders but not otherwise submitted for inclusion in the proxy materials for the meeting unless notice of the matter is received by us on or before July 15, 2007 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

ANNUAL REPORT

The annual report for our fiscal year ended May 28, 2006, has been mailed to you with or shortly before this proxy statement. You should read this report carefully for financial and other information about National. However, unless pages from the annual report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

We will provide free of charge via first class mail to any person who receives this proxy statement a copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive the Form 10-K, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090; telephone number (408) 721-5800. You may also obtain a copy of our Form 10-K, as well as other reports we have filed with the SEC, on our website located at http://www.national.com/invest.

KEEP YOUR ADDRESS CURRENT

It is important that you keep our transfer agent, Computershare Trust Company, N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be “sold” by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. Computershare Trust Company, N.A.’s address is Computershare Trust

Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3010, phone number: 1-877-498-8865 or 1-781-575-4593; web address: http://www.computershare.com.

INCORPORATION BY REFERENCE

As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled “Executive Officers of the Registrant” from Part I of our Annual Report on Form 10-K for the fiscal year ended May 28, 2006 is incorporated by reference.

OTHER MATTERS

We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

JOHN M. CLARK III
Secretary

August 28, 2006

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the listed nominees.

For	Against	Abstain	For	Against	Abstain	For	Against	Abstain

1a - Brian L. Halla	☐	☐	☐	1e - John T. Dickson	☐	☐	☐	1i - Edward R. McCracken	☐	☐	☐
1b - Steven R. Appleton	☐	☐	☐	1f - Robert J. Frankenberg	☐	☐	☐
1c - Gary P. Arnold	☐	☐	☐	1g - E. Floyd Kvamme	☐	☐	☐
1d - Richard J. Danzig	☐	☐	☐	1h - Modesto A. Maidique	☐	☐	☐

B Issue
The Board of Directors recommends a vote FOR the following proposal.

For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent auditors of the Company.	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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001WIG

Proxy - National Semiconductor Corporation

October 6, 2006, 10:00 a.m. Pacific Time

Building 31, National Semiconductor Corporation Headquarters

955 Kifer Rd., Sunnyvale, California

Proxy Solicited by Board of Directors for Annual Meeting — October 6, 2006

The undersigned acknowledges receipt of (a) Notice of 2006 Annual Meeting of Stockholders of National Semiconductor Corporation to be held on October 6, 2006; (b) accompanying Proxy Statement; and (c) Annual Report of National Semiconductor Corporation for the fiscal year ended May 28, 2006.

Brian L. Halla and John M. Clark III, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National Semiconductor Corporation to be held on October 6, 2006 or at any postponement or adjournment thereof. If applicable, the undersigned hereby directs the trustees and fiduciaries of the employee benefit plans shown on this card to vote the shares of common stock allocated to the account of the undersigned which the undersigned is entitled to vote at said Annual Meeting.

Shares represented by this Proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1a through item 1i (Election of Directors) and FOR item 2 (Ratification of Selection of Independent Auditors).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For participants in the National Semiconductor Corporation Retirement and Savings Program and Deferred Compensation Plan: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of both the Savings Plus 401(k) Plan and the Deferred Compensation Plan will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.`

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE.COM

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR VOTING.